Exhibit 99.5

Balance sheet 31.12.2015

(in thousands of Euro)	31 December 2015 Consolidated Lauro 57 IFRS	Deconsolidation Lauro 57	31 December 2015 Consolidated Euticals IFRS	ADJ R&D	31 December 2015 Consolidated Euticals IFRS ADJ
Intangible assets	117,306	(91,997)	25,309	(8,831)	16,478
Tangible assets	78,458	-	78,458		78,458
Deferred tax assets	13,206	-	13,206	2,714	15,919
Other non-current assets	2,225	-	2,225		2,225
Total non-current assets	211,195	(91,997)	119,198	(6,117)	113,081
Inventories	61,187	-	61,187		61,187
Trade receivables	42,957	0	42,957		42,957
Current tax receivables	1,270	(61)	1,209		1,209
Other current assets	3,782	(20)	3,762		3,762
Cash and cash equivalents	26,522	(77)	26,445		26,445
Total current assets	135,717	(157)	135,560	-	135,560
Asset of disposal group classified as held for sale	2,055	-	2,055		2,055
Total assets	348,967	(92,154)	256,813	(6,117)	250,696
Share capital	58,333	(17,505)	40,828		40,828
Share premium reserve	171,667	(147,276)	24,391		24,391
Other reserves	(10,699)	73,961	63,262		63,262
Profit (loss) carried forward	(33,085)	(4,502)	(37,587)	(6,320)	(43,907)
Profit (loss) for the period	1,600	10	1,609	202	1,811
Net equity	187,816	(95,313)	92,504	(6,117)	86,385
Non-current financial liabilities	58,651	-	58,651		58,651
Liabilities for employees’ benefits	10,595	-	10,595		10,595
Non-current provisions for risks and charges	8,045	-	8,045		8,045
Other non-current liabilities	(0)	-	(0)		(0)
Deferred tax liabilities	-	-	-		-
Total non-current liabilities	77,290	-	77,290	-	77,290
Current financial liabilities	35,821	3,061	38,882		38,882
Trade payables	30,667	(81)	30,586		30,586
Tax payables	3,014	(57)	2,958		2,958
Current provisions for risks and charges	256	-	256		256
Other current payables	13,459	234	13,693		13,693
Total current liabilities	83,217	3,158	86,375	-	86,375
Total liabilities	160,507	3,158	163,665	-	163,665
Liabilities of disposal group classified as held for sale	644	-	644		644
Total equity and liabilities	348,967	(92,154)	256,813	(6,117)	250,696

Profit & Loss 31.12.2015

(in thousands of Euro)	31 December 2015 Consolidated Lauro 57 IFRS	Deconsolidation Lauro 57	31 December 2015 Consolidated Euticals IFRS	ADJ R&D	31 December 2015 Consolidated Euticals IFRS ADJ
Revenues	214,863	0	214,863		214,863
Other revenue and income	3,338	(123)	3,215		3,215
Total Revenues and incomes	218,201	(123)	218,078		218,078
Raw, ancillary and consumable materials and goods	(80,544)	-	(80,544)		(80,544)
Service costs and costs of third-party assets	(48,590)	333	(48,257)		(48,257)
Employee expenses	(56,078)	0	(56,078)		(56,078)
Other operating expenses	(2,171)	9	(2,162)		(2,162)
Change in inventories	(5,193)	-	(5,193)		(5,193)
Capitalization of internal costs	3,939	-	3,939	(4,664)	(725)
Depreciation, Amortization and Asset value adjustments	(20,406)	39	(20,368)	4,963	(15,405)
Total operating costs	(209,044)	380	(208,663)	299	(208,364)
Operating profit	9,157	258	9,416	299	9,714
EBITDA	29,564	220	29,784	(4,664)	25,119
Financial income	371	(0)	371		371
Financial expenses	(6,254)	(219)	(6,472)		(6,472)
Profit (loss) before taxes	3,275	40	3,314	299	3,612
Income taxes	(1,675)	(30)	(1,704)	(97)	(1,801)
Net profit (loss) from operations	1,600	9	1,609	202	1,811